 Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE NAMES HOWARD L. ZWILLING AS PRESIDENT OF ITS WOMEN'S DIVISION AND

HEATH L. GOLDEN AS ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER

New York, NY – July 29, 2009 – Hampshire Group, Limited (Pink Sheets: HAMP; www.hamp.com) today announced that Howard L. Zwilling has become President of its women’s division, which consists of its Hampshire Designers and Item Eyes businesses.

Mr. Zwilling joins Hampshire with more than 30 years of operational and merchandising expertise in the retail industry and a strong knowledge of the women’s apparel sector from former leadership roles at Jones Apparel Group, McNaughton Apparel Group and Miss Erika Inc. Mr. Zwilling most recently served as Group Chief Executive Officer of Jones Apparel Group’s Moderate Sportswear business, where he maintained full operating responsibility for Miss Erika and Pappagallo, as well as such other brands as Joneswear, Joneswear Studio, Evan Picone, Bandolino, Norton McNaughton, Nine & Company and Rena Rowan.  Previously, Mr. Zwilling held various positions at McNaughton Apparel Group, including President and Chief Executive Officer of Miss Erika Inc.  He began his career at Abraham & Straus.

The Company also announced that Heath L. Golden, who had been serving as Executive Vice President and Chief Operating Officer of the Company, has become President and Chief Executive Officer and a Director of the Company. Richard A. Mandell, who had served as President and Chief Executive Officer since April 2009, will remain a Director of the Company.

About Hampshire Group

Hampshire Group, Limited is a leading U.S. provider of women’s and men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s, Belk’s and Dillard’s, for whom it provides trend-right, branded apparel. Hampshire’s owned brands include Spring+Mercer®, its “better” apparel line, Designers Originals®, Hampshire’s first brand and still a top-seller in department stores, as well as Mercer Street Studio®, Requirements®, and RQT®. Hampshire also licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s tops and bottoms and Alexander Julian Colours® for men’s tops.

CONTACTS:	Berns Communications

Jessica Liddell/Melissa Jaffin

212-994-4660
jliddell@bcg-pr.com